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                                                                       EXHIBIT 8

                                                                   DENNY F. WONG
May 11, 2006                                                      (206) 340-9612
                                                            dwong@grahamdunn.com

Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901-2679
Attn:  Michael J. Blodnick

Citizens Development Company
2812 1st Avenue North, Suite 324
Billings, Montana 59101
Attn: Dean Comes

RE:   BANK HOLDING COMPANY MERGER - TAX OPINION

Dear Ladies and Gentlemen:

This letter responds to your request for our opinion on certain federal income tax consequences of the proposed merger (the "Merger") of Citizens Development Company ("CDC"), a corporation duly organized and validly existing under the laws of the Montana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with and into Glacier Holdings, Inc. ("Holdings"), a corporation duly organized and validly existing under the laws of the Montana for purposes of the Merger. Holdings is wholly owned by Glacier Bancorp, Inc. ("Glacier"), a corporation duly organized and validly existing under the laws of the Montana and a registered bank holding company under the Bank Holding Company Act of 1956. The time at which the Merger becomes effective is hereafter referred to as the "Effective Date."

We have acted as legal counsel to Glacier and Holdings in connection with the Merger, which will be effected pursuant to the Plan and Agreement of Merger Between Glacier and CDC, dated as of April 20, 2006 (the "Plan and Agreement of Merger"). This opinion is rendered as required by Section 5.2.12 of the Plan and Agreement of Merger.

In connection with our opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto:

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Citizens Development Company
Glacier Bancorp, Inc.
May 11, 2006
Page 2

      1.    The Plan and Agreement of Merger;

      2. Form S-4 filed with the Securities and Exchange Commission pursuant to Section 4.2.1 of the Plan and Agreement of Merger (the "Registration Statement"); and

      3. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

In our examination, we have assumed without independent investigation or review that (i) all documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, (iv) the factual matters, statements and recitations contained in the documents (or otherwise made known to us through the Effective Date of the Merger) are accurate, true and complete, and (v) the Merger will be effected in accordance with the terms of the Plan and Agreement of Merger. In rendering our opinion, we have also relied upon certain assumptions and written representations by each of Glacier and CDC.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon and subject to the foregoing, with respect to the Merger, it is our opinion that:

      A. The Merger will qualify as a reorganization under Code Section 368(a)(1)(A), and each of Glacier, Holdings and CDC will be a party to such reorganization within the meaning of Code Section 368(b).

      B. A holder of CDC common stock who receives solely cash in exchange for its shares of CDC common stock, and who owns those shares as a capital asset and does not actually or constructively own shares of Glacier after the Merger, will recognize capital gain or loss in an amount equal to the difference between the

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Citizens Development Company
Glacier Bancorp, Inc.
May 11, 2006
Page 3

            amount of cash received in the exchange and the holder's aggregate tax basis in its shares of CDC common stock. The gain or loss will be long-term capital gain or loss if the shares of CDC common stock were held for more than one year.

      C. A holder of CDC common stock who receives solely Glacier common stock in exchange for its shares of CDC common stock will not recognize gain or loss in the exchange (except in respect of cash received in lieu of any fractional share of Glacier common stock).

      D. A holder of CDC common stock who receives both Glacier common stock and cash consideration in exchange for its shares of CDC common stock will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the fair market value of Glacier common stock and cash (excluding any cash received in lieu of fractional shares) received by the holder in the exchange over the holder's tax basis in the CDC common stock surrendered in the exchange, or (ii) the amount of cash (excluding any cash received in lieu of fractional shares) received by the holder in the exchange. Any gain recognized by a holder who owns its shares of CDC common stock as a capital asset will be treated as capital gain if the exchange is, with respect to the holder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of Code Section 302(b). The gain will be long-term capital gain if the shares of CDC common stock were held for more than one year.

            The exchange will be "substantially disproportionate" with respect to a holder of CDC common stock if, immediately after the Merger, the holder owns, actually and constructively, less than 50% of the total combined voting power of all classes of Glacier stock entitled to vote and less than 80% of the percentage of Glacier common stock actually and constructively owned by the holder immediately before the Merger. For purposes of the foregoing determination, the holder is treated as if (i) all its shares of CDC common stock were first exchanged in the Merger for shares of Glacier common stock, and (ii) a portion of those shares of Glacier common stock were then redeemed for the cash actually received in the Merger ("hypothetical exchange and redemption").

            Whether the exchange will be "not essentially equivalent to a dividend" with respect to a holder of CDC common stock will depend on the holder's particular facts and circumstances. At a minimum, however, there must be a "meaningful reduction" in the holder's actual and constructive percentage ownership of Glacier common stock as a result of the hypothetical exchange and redemption. The

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Citizens Development Company
Glacier Bancorp, Inc.
May 11, 2006
Page 4

            Internal Revenue Service has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly-held corporation, and who exercises no control over the affairs of the corporation, will be treated as a meaningful reduction.

      E. The aggregate tax basis of Glacier common stock received by a holder of CDC common stock in the Merger (before reduction by the basis in any fractional share that the holder is deemed to receive and exchange for cash) will be equal to the aggregate tax basis of the holder in the shares of CDC common stock surrendered in the Merger, increased by the amount of any taxable gain recognized by the holder (other than gain recognized as a result of cash received in lieu of a fractional share), and decreased by the amount of any cash received in the Merger (other than cash received in lieu of a fractional share).

      F. The holding period of Glacier common stock received by a holder of CDC common stock in the Merger will include the period during which the shares of CDC common stock surrendered in the exchange were held as a capital asset as of the date of the Merger.

      G. If a holder of CDC common stock receives cash in lieu of a fractional share interest in such common stock in the Merger, the holder will be treated as having received a fractional share of Glacier common stock and having immediately exchanged that fractional share for cash in a taxable redemption by Glacier.

Except as specifically set forth above, we express no opinion on the tax consequences to any person of the Merger or any other transactions relating to or occurring in connection with the Merger. We do not purport to describe herein all tax consequences that might flow from the Merger. We are members of the Bar of the State of Washington. We do not express or infer any opinion herein concerning any law other than the federal law of the United States. The opinion expressed herein is rendered as of the Effective Date. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

Our opinion is being furnished only to Glacier, CDC, John T. Vucurevich Living Trust and John T. Vucurevich Foundation in connection with the Merger and solely for their benefit in connection therewith. It may not be used or relied upon by any other person or entity or for an other purpose, and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent.

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Citizens Development Company
Glacier Bancorp, Inc.
May 11, 2006
Page 5

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the heading "Certain Federal Income Tax Consequences." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

GRAHAM & DUNN PC

/s/ Denny F. Wong

Denny F. Wong

DFW/dfw